Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Novatel Wireless, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-53692) on Form S-8 and (Nos. 333-112857, 333-109321, 333-81190, and 333-100633) on Form S-3 of Novatel Wireless, Inc. and subsidiaries of our report dated February 9, 2004, except for paragraph 6 of Note 11 as to which the date is March 11, 2004 and Note 6, Series A Preferred Stock, as to which the date is March 25, 2004, with respect to the consolidated balance sheets of Novatel Wireless, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended, and related financial statement Schedule II, which report appears in the December 31, 2003, annual report on Form 10-K/A of Novatel Wireless, Inc. Our report dated February 9, 2004 refers to revisions that were applied to the consolidated financial statements to retroactively reflect a 1-for-15 reverse stock split of Novatel Wireless, Inc.’s common stock approved on October 29, 2002.

As discussed in Note 6 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2003 and for the year then ended.

/s/    KPMG LLP

San Diego, California

March 29, 2004